EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We hereby consent to the incorporation by reference in the Prospectus constituting a part of the previously filed Registration Statements filed on Forms S-3 and S-8 of our report dated January 20, 2006 relating to the consolidated financial statements of Avitar, Inc. appearing in the Company's Annual Report on Form 10-KSB for the year ended September 30, 2005. Our report contains explanatory paragraphs regarding the restatement of certain previously reported financial data and regarding uncertainties as to the Company's ability to continue in business.


BDO Seidman, LLP

/s/ BDO Seidman, LLP

Boston, MA
January 20, 2006